Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated October 14th, 2011, is by and between Cedar Fair, L.P., a publicly traded Delaware limited partnership, Cedar Fair Management, Inc., an Ohio Corporation (“Cedar Fair Management”), Magnum Management Corporation, an Ohio corporation (“Magnum”), and Richard Zimmerman (the “Executive”).
WHEREAS, Cedar Fair, L.P. is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management and Magnum (collectively, “Cedar Fair” or the “Company”);
WHEREAS, Cedar Fair Management manages the day-to-day activities of, and establishes the long-term objectives for, Cedar Fair;
WHEREAS, The Board of Directors of Cedar Fair Management (the “Board”) and its Chief Executive Officer have caused Cedar Fair to enter into an employment agreement with Executive, dated June 23, 2010 (“2010 Agreement”) and an Amended and Restated Employment Agreement dated June 27, 2011 (“2011 Amended Agreement”);
WHEREAS, the Board and Executive intend and agree that effective as of October 14th, 2011 (the “Effective Date”) this Agreement shall supersede and replace the 2010 Agreement and the 2011 Amended Agreement unless otherwise specifically noted herein.
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.
Employment. Magnum hereby agrees to employ Executive, and Executive hereby agrees to accept employment with Magnum, upon the terms and conditions contained in this Agreement. This Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until (and including) December 31, 2014 (the “Employment Period”). In the event Executive continues in employment after the expiration of the Employment Period and has not entered into a New Agreement (as defined in Section 6.3) as of the expiration of the Employment Period, such employment shall be “at will” employment and may be terminated at any time by either party on written notice, but without Sections 4, 5 and 6 hereof applying thereto; provided, that Section 6.4, Section 8 and Section 9 hereof shall continue to apply.

2.Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive's position for the Company. Executive shall (i) have the title of Chief Operating Officer commencing as of the Effective Date and shall have such duties, authorities and responsibilities as are consistent with such position, and as the CEO and Board may designate from time to time while the Executive serves as the Chief Operating Officer of the Company. Executive will report directly to the CEO and the Board; Executive shall devote substantially all of Executive's business time and attention and Executive's best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive's employment and service with the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive's personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board in its sole discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case, so long as such activities in the aggregate do not (a) materially interfere with the performance of Executive's duties and responsibilities

Exhibit 10.1

hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii), (iii), and (iv) only, detrimentally affect the Company's reputation as reasonably determined by the Company in good faith. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Cedar Fair, L.P. (an “Affiliate”) without additional compensation.

3.Location Of Employment. Executive's principal place of employment shall be at the Company's head office, currently located in Sandusky, Ohio, subject to reasonable business travel consistent with Executive's duties and responsibilities.

4.Compensation.
4.1Base Salary.
(a)In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $425,000 during the Employment Period. Executive's Base Salary will be reviewed from time to time (but will not decrease, except in the event of an across the board reduction applicable to substantially all senior executives of the Company).
(b)The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, including income and FICA contributions, and similar deductions.
4.2Annual Cash Bonus. With respect to each fiscal year during the Employment Period, Executive shall be eligible for an annual cash bonus (the “Cash Bonus”), with a target Cash Bonus amount equal to 75% of Executive's Base Salary, subject to the satisfaction of performance and other criteria (including discretionary components in accordance with Company practices) set by the Board, in consultation with Executive, at the beginning of each fiscal year; provided, that any Cash Bonus Executive receives in respect of fiscal year 2011 shall be determined in accordance with the terms of his 2011 Amended Agreement and the targeted Cash Bonus previously established for 2011. The Cash Bonus for each fiscal year shall be paid to Executive at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 of the fiscal year following the end of the fiscal year to which such Cash Bonus relates. Executive shall not be paid any Cash Bonus with respect to a fiscal year unless Executive is employed with the Company on the last day of the fiscal year to which such Cash Bonus relates, except as otherwise set forth in Section 6 hereof.
4.3Performance-Based Awards.
(a)Annual Equity Award. Beginning in fiscal year 2012 and each fiscal year during the Employment Period thereafter, Executive shall be eligible for an annual award under the Company Omnibus Plan (or any successor thereto) (the “Annual Award”), with a target award date value of 100% of Executive's Base Salary (the “Target Annual Award”) and a maximum award value of up to 150% of Executive's Base Salary, subject to the satisfaction of performance criteria and other criteria (including discretionary components in accordance with Company practices) set by the Board, in consultation with the Executive, at the beginning of each such fiscal year. The Annual Award shall be subject to the terms and conditions set forth in the Company Omnibus Plan and an applicable award agreement entered into thereunder, which shall not be inconsistent with the Plan or this Agreement, and to approval of such grant by the Board; provided that upon the occurrence of a Change in Control, Executive shall become immediately vested in any Annual Award or other unit award granted to Executive pursuant to the Company Omnibus Plan, in each case, then held by the Executive as of the date of such Change in Control.
4.4Vacation. Executive shall be entitled to annual paid vacation days, which shall accrue and

Exhibit 10.1

be useable by Executive in accordance with Company policy, as may be in effect from time to time.
4.5Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit and compensation plans, including medical, disability and life insurance and deferred compensation plans (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company (other than the CEO), to the extent Executive may be eligible to do so under the terms of any such Benefit Plan; provided, that the Company shall cover the costs of an annual physical for Executive under the Company's medical plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.
4.6Auto Allowance During the Employment Period, Executive shall be entitled to receive an Auto allowance (the “Auto Allowance ”) at an annual rate of $8,400 payable in equal monthly installments. The Auto Allowance shall not constitute compensation for purposes of any Company benefit plan, policy or arrangement in which Executive is, or becomes, eligible to participate.
4.7Relocation. Executive shall have eighteen (18) months to relocate to Ohio, and the Company shall provide Executive with relocation benefits in accordance with, and subject to, the Company's standard relocation policy and Sections 12.7(c) and 12.7 (d) hereof.

5.	Termination. Executive's employment hereunder may be terminated as follows:
5.1Automatically in the event of the death of Executive;
5.2At the option of the Company, by written notice to Executive or Executive's personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which has rendered, or is likely to render, Executive unable to perform Executive's material duties for a period of either (i) one hundred eighty (180) days in any twelve- (12-) month period or (ii) ninety (90) consecutive days, as determined by a medical physician selected by the Company;
5.3At the option of the Company for Cause (as defined in Section 6.6), on prior written notice to Executive;
5.4At the option of the Company, but subject to ten (10) days prior written notice to Executive, at any time without Cause (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4);
5.5At the option of Executive for Good Reason (as provided in Section 6.6); or
5.6At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice), subject to Section 6.6 to the extent applicable.

6.	Severance Payments.
6.1Termination Without Cause or Resignation for Good Reason. If Executive's employment is terminated at any time during the Employment Period by the Company without Cause (and not for death or Disability) or by Executive for Good Reason (as defined in Section 6.6), subject to Section 6.7 and

Exhibit 10.1

Section 12.7 and except as provided in Section 6.4 hereof, Executive shall be entitled to:
(a)within thirty (30) days following such termination, (i) payment of Executive's accrued and unpaid Base Salary and Auto Allowance, (ii) reimbursement of expenses under Section 7 hereof and (iii) payment for accrued and unused vacation days, in each case accrued through the date of termination;
(b)an amount equal to Executive's Base Salary, payable at the same time Base Salary would be paid over the twelve- (12-) month period following termination if Executive had remained employed with the Company or the remaining Employment Term, whichever period of time is longer; provided that, subject to Section 6.7 and 12.7, the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive's termination; The first payment shall include payment of any amounts that would otherwise be due prior thereto. To the extent any such termination of employment occurs during the twenty-four- (24-) month period following a Change in Control such amount shall be two and one-half (2-1/2) times average annual “Cash Compensation” for the previous three (3) years (or for the period of such Executive's employment with Cedar Fair if less than three (3) years) preceding the calendar year in which the Change in Control of Cedar Fair occurred, less one United States dollar (US $1.00).
(c)any Cash Bonus earned with respect to a fiscal year ending on or prior to the date of such termination of employment but unpaid as of such date, shall be payable at the same time such payment would be made if Executive continued to be employed by the Company;
(d)     a pro-rata portion of Executive's Cash Bonus for the fiscal year in which Executive's termination of employment occurs based on actual performance (determined by multiplying the amount of such Cash Bonus, which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable at the same time that other senior executives of the Company receive bonus payments in respect of the fiscal year in which such termination occurs, but in no event later than March 15 of the fiscal year following the end of the fiscal year to which such Cash Bonus relates; provided, that to the extent Executive's Cash Bonus for the fiscal year in which Executive's termination occurs (i) is intended to be "qualified performance-based compensation" (within the meaning of Section 162(m) of the Code (as defined in Section 12.7)), any qualitative performance criteria applicable to such bonus relating to the potential application of "negative discretion" in respect of such bonus shall be deemed satisfied in full and (ii) is not intended to be "qualified performance-based compensation" (within the meaning of Section 162(m) of the Code), any qualitative performance criteria applicable to such bonus shall be deemed satisfied in full;
(e) subject to Executive's timely election of continuation coverage under the under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company shall pay to Executive each month an after-tax amount equal to the monthly amount of the COBRA continuation coverage premium under the Company's group medical plans as in effect from time to time, less the amount of Executive's portion of the premium as if Executive were an active employee until the earliest of: (i) twelve (12) months after the date of Executive's termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits, provided that the first payment of any amount described in this Section 6.1(e) shall be paid beginning following Executive's termination of employment as described in Section 6.7 or Section 12.7 and shall include any amounts due prior thereto; provided, further, that to the extent any such termination occurs during the twenty-four- (24-) month period following a Change in Control, Executive shall have the right to continue medical and dental insurance coverage during the thirty- (30-) month period after the date of such termination

Exhibit 10.1

pursuant to COBRA, and from the Executive's termination of employment date through the end of such thirty- (30-) month period Executive shall be required to pay the full cost of the amount for such coverage (both employee and employer) on an after-tax basis and, if permitted under applicable law, as determined in good faith by Cedar Fair, Cedar Fair shall reimburse Executive for the payments on a monthly basis.
and
(f) all other accrued amounts or accrued benefits due to Executive in accordance with the Company's benefit plans, programs or policies (other than severance).
6.2Termination due to Death or Disability. Upon the termination of Executive's employment due to Executive's death or Disability pursuant to Section 5.1 and Section 5.2 respectively, subject to Section 6.7 hereof, Executive or Executive's legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), (d) and (f) hereof.
6.3Company Non-renewal Following Expiration of Employment Period. Executive shall, no later than one hundred eighty (180) days prior to the expiration of the Employment Period provide written notice to the Company indicating whether Executive is willing to enter into a new employment agreement on or prior to the expiration of the Employment Period containing terms and conditions the same as this Agreement (the “New Agreement”). If Executive, in accordance with the prior sentence, indicates he is willing to enter into the New Agreement, then the Company shall, no later than one hundred twenty (120) days prior to the expiration of the Employment Period provide written notice to Executive indicating whether the Company is willing to enter into the New Agreement. The Executive and the Company will exercise their respective best efforts to enter into the New Agreement. If the New Agreement is not executed by the Company and Executive on or prior to the expiration of the Employment Period and (ii) Executive's employment with the Company terminates immediately following the expiration of the Employment Period, subject to Section 6.7 and Section 12.7 hereof, Executive shall be entitled to receive (x) the payments and benefits described under Sections 6.1(a), (c), and (f) and (y) an amount equal to Executive's Base Salary, payable at the same time Base Salary would be paid over the twelve- (12-) month period following termination if Executive had remained employed with the Company or the remaining Employment Term, whichever period of time is longer; provided that, subject to Section 6.7 and Section 12.7, the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive's termination and shall include payment of any amounts that would otherwise be due prior thereto.
6.4Termination by Cedar Fair Without Cause Between July 1, 2011 and June 30, 2013.

(a)    If, other than pursuant to Section 5.3 or the Change in Control portion of Section 6.1(b)(i) hereof, Cedar Fair shall, after June 30, 2011 but prior to July 1, 2013, terminate Executive's employment (including by written notice of intent, pursuant to Section 6.3 hereof, not to renew this Agreement), then, subject to the satisfaction of the conditions set forth in Sections 6.7 and 12.7 (b):

(i)
Executive's Base Salary shall be continued for either eighteen (18) months or the remaining Employment Term, whichever period of time is longer, (“Base Salary Continuation Period”) payable in accordance with Cedar Fair's then effective payroll practices; and

(ii)
Executive shall have the right to continue medical and dental insurance coverage during such Base Salary Continuation Period offered pursuant to COBRA, and from the payment date specified in Section 6.7 or 12.7 through the end of the Base Salary Continuation Period. Executive shall be required to pay the full cost of the amount for such coverage (both employee and employer) on an after-tax basis and, if permitted under applicable law, as determined in good faith by Cedar Fair, Cedar Fair shall reimburse Executive for the payments on a monthly basis.

Exhibit 10.1

(iii)
As of the date of Executive's termination of employment, Executive shall be one hundred percent (100%) vested in any time-based phantom unit awards and shall be one hundred percent (100%) vested in any performance-based phantom unit awards; provided, however, that all such phantom unit awards shall be paid pursuant to the terms of the original award agreements (but without regard to any continuing employment requirements). Any benefit credited to Executive's account under the 2008 Supplemental Retirement Plan (“2008 Plan”) shall be one hundred percent (100%) vested as of Executive's termination of employment; payment of any such benefit shall be made in accordance with the terms of the 2008 Plan.

(iv)
Executive shall be entitled to receive full payment of all cash awards outstanding under the 2008 Omnibus Incentive Plan, including but not limited to any current and long-term incentive compensation plan awards without proration for less than full employment in the year of termination and without regard to any requirement that Executive be employed on the date of payment. Except as otherwise provided in the first sentence of this Section 6.4(a)(iv), payment shall be made in the same manner and in accordance with the terms of the applicable plan and the original award agreements without acceleration of the time or change of the form of payment (but without regard to any continuing employment requirements).

All other benefits provided by Cedar Fair shall end as of the last day of Executive's active employment.]

6.5Termination for Any Other Reason. Upon the termination of Executive's employment for any reason other than by the Company without Cause, as a result of death or Disability or by Executive for Good Reason, including, without limitation, as a result of the expiration of the Employment Period, Executive or Executive's legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), and (f) hereof.
6.6Certain Definitions. For purposes of this Agreement,
(a)“Cause” shall mean:
(i)Executive's willful and continued failure to perform his duties hereunder or to follow the lawful direction of the CEO or the Board or a material breach of fiduciary duty after written notice specifying the failure or breach;
(ii)theft, fraud, or dishonesty with regard to the Company or in connection with Executive's duties;
(iii)Executive's indictment for, conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud, or moral turpitude;
(iv)material violation of the Company's Code of Conduct or similar written policies after written notice specifying the failure or breach;
(v)willful misconduct unrelated to the Company having, or likely to have, a material negative impact on the Company (economically or its reputation) after written notice specifying the failure or breach;
(vi)an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company;
(vii)material breach by Executive of any provisions of this Agreement;
(viii)a final, nonappealable determination by a court or other governmental body

Exhibit 10.1

of competent jurisdiction that a material violation by the Executive of federal or state securities laws has occurred; or
(ix)as provided in Section 12.1 hereof.
(b)“Change in Control” shall mean a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company under Treasury Regulations § 1.409A-3(i)(5), or any successor provision.
(c)“Good Reason” shall mean, without Executive's express consent:
(i)any material diminution in Executive's responsibilities, authorities or duties;
(ii)any material reduction in Executive's (x) aggregate amount of Base Salary and Auto Allowance, or (y) target Cash Bonus opportunity (except in the event of an across the board reduction in Base Salary or target Cash Bonus opportunity applicable to substantially all senior executives of the Company);
(iii)a forced relocation of Executive's place of employment by the greater of seventy (70) miles or, if greater, the distance constituting a “material change in the geographic location” of Executive's place of employment within the meaning of Code Section 409A (as defined in Section 12.7); or
(iv)a material breach of this Agreement by the Company;
provided, however, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.
(d)“Noncompetition Period” shall mean during the Employment Period and, to the extent (i) Executive's employment is terminated at any time during the Employment Period by the Company without Cause (and not for death or Disability) or by the Executive for Good Reason, during any period in which Executive is receiving severance payments from the Company pursuant to Section 6.1(b) hereof or (ii) Executive's employment is terminated for any reason other than by the Company without Cause or by Executive for Good Reason (including, without limitation, as a result of the expiration of the Employment Period), during the twelve- (12-) month period following such termination.
(e)“Cash Compensation” shall mean, with respect to any calendar year, as (i) the total salary payable in such calendar year, (ii) the annual cash bonuses earned by the Executive during such calendar year, and accrued by the Company and/or the Partnership with respect to such calendar year, notwithstanding the fact that a portion of such bonuses may be paid to the Executive by March 15 of the following calendar year in compliance with the short-term deferral rule under Code Section 409A (as defined in Section 12.7), and (iii) respect to any multi-year cash bonuses, the amount actually paid in such calendar year. For the avoidance of doubt, the term Cash Compensation does not include payments or benefits to the Executive under any employee benefit or fringe benefit plan, program, or arrangement or awards or payments under the Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan, the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan, or the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program, as such plans, programs,

Exhibit 10.1

or arrangements currently exist or are hereafter amended.
6.7 Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be payable only if Executive (or Executive's beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A, provided that if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination and provided further that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, payments shall always be made in the second calendar year. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive's right to severance (which, for the avoidance of doubt, shall not include any amounts described in Sections 6.1(a), (c) and (f) hereof). In addition, severance shall be conditioned on Executive's compliance with Section 8 hereof as provided in Section 9 below.
6.8    No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company's employees or otherwise.
7.Reimbursement of Expenses. Subject to Section 6.7 and Section 12.7, the Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive's duties hereunder upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company under the Company's Travel and Entertainment policy as in effect from time to time; provided, that Executive shall present all such proper receipts or other proof of expenditure promptly following the date the expense was incurred, but in no event later than one week after the date the expense was incurred, and reimbursement shall be made promptly thereafter.  When traveling for Company business, Executive shall be subject to Company travel policies, including, without limitation, the Company's Travel and Entertainment Policy, in effect from time to time.
8.Restrictions on Activities of Executive.
8.1Confidentiality
(a)Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, Executive will acquire, or may have acquired, Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Executive's employment with the Company pursuant to this Agreement, Executive agrees that at all times from after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, except as specifically required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Executive of this Section 8.1 or by any other executive officer of the Company subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Executive on a non-confidential basis from a source other than the Company, or its executive officers or advisors; provided, that such source is not

Exhibit 10.1

known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by law to disclose any Confidential Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company's expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Executive under this Section 8.1 shall survive any termination of this Agreement. During the Employment Period Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Period, Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication. Executive agrees that the provisions of this Section 8.1 are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.
(b)For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes of this Agreement, the term “Business” shall mean: (i) the business of amusement and water parks; (ii) leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Company's businesses) by the Company, or being considered by the Company, at the time of Executive's termination, in each case, to the extent such business is primarily related to the business of amusement and water parks or leisure theme parks; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above.
8.2Non-Competition.
(a)Executive agrees that, during the Noncompetition Period, Executive will not:
(i)directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, consultant, contractor, director, or otherwise with, or have any financial interest in, or aid, consult, advise, or assist anyone else in the conduct of, any entity or business:
(x) in which ten percent (10%) or more of whose annual revenues are derived from a Business as defined above; and
(y) which conducts business in any locality or region of the United States or Ontario, Canada (whether or not such competing entity or business is physically located in the United States or Canada), or any other area where Business is being conducted by the Company on the date

Exhibit 10.1

Executive's employment is terminated hereunder or in each and every area where the Company intends to conduct such Business as it expresses such intent in the written strategic plan developed by the Company as of the date Executive's employment is terminated hereunder; and
(ii)either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an executive of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into, or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the services of the type provided by, or orders for business or services similar to those provided by, the Company from any person, company, firm, or other entity who is, or has at any time within two (2) years prior to the date of such action been, a customer or supplier of the Company; provided, that the restrictions of Section 8.2(a)(i)(y) above shall also apply to any person, company, firm, or other entity with whom the Company is specifically seeking to develop a relationship as a customer or supplier of the Company at the date of such action.
Notwithstanding the forgoing, Executive's ownership of securities of a public company engaged in competition with the Company not in excess of five percent (5%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section 8.1(a).
(b)Executive agrees that, at all times from after the Effective Date, Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm, or other entity, except in his capacity as an executive of the Company:
(i)seek to persuade any employee of the Company to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or
(ii)solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with the Company, in any locality or region of the United States or Canada and in each and every other area where the Company conducts its Business;
provided; however, that the restrictions set forth in this Section 8.2(b) shall cease upon the expiration of the Noncompetition Period.
8.3Assignment of Inventions.
(a)Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company's strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive's assignees. Regardless of the status of Executive's employment by the Company, Executive and Executive's heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.
(b)Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company's expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights,

Exhibit 10.1

trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive's signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive's physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive's attorney‑in‑fact to act on Executive's behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.
8.4Return of Company Property. Within ten (10) days following the date of any termination of Executive's employment, Executive or Executive's personal representative shall return all property of the Company in Executive's possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, Blackberry, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the Business, the Company's customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive's compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive's employment, or termination thereof, with the Company which he received in Executive's capacity as a participant.
8.5Resignation as an Officer and Director. Upon any termination of Executive's employment, Executive shall be deemed to have resigned, to the extent applicable as an officer of the Company, a member of the board of directors or similar body of any of Cedar Fair, L.P.'s Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the date of any termination of Executive's employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive's resignation(s).
8.6Cooperation. During and following the Employment Period, Executive shall give Executive's assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive's employment obligations and prior commitments), in any matter relating to Executive's position with the Company, or Executive's knowledge as a result thereof as the Company may reasonably request, including Executive's attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive's employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.
8.7Non-Disparagement. During his employment with the Company and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any of its respective employees that were employed during Executive's employment with the Company or any of its respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this Section 8.7, the term “disparage” includes, without limitation, comments or statements to the press, to the Company's employees or to any individual or entity with whom the Company has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any

Exhibit 10.1

public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties. Notwithstanding the foregoing, nothing in this Section 8.7 shall prevent Executive from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.
8.8Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
8.9Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.
9.Remedies; Scope.
9.1It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, and in the event of a final, nonappealable determination by a federal or state court of competent jurisdiction that a breach of any provision of Section 8 above has occurred, if such breach of Section 8 above satisfies the Forfeiture Criteria and occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), the Company shall be entitled to recover any severance payments made to Executive.
9.2Scope. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon the Company under Section 8 and Section 9.1, and hereby acknowledges and agrees that the same are reasonable and necessary in time and territory, are intended to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the business interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
10.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
11.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective

Exhibit 10.1

when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:
If to the Company:     One Cedar Point Drive
Sandusky, Ohio 44870-5259
Attn: General Counsel

If to Executive:
The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12.	Miscellaneous.
12.1Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2No Mitigation; Offset.
(a)No Mitigation. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
(b)Offset. To the extent that following Executive's termination of employment with the Company, Executive becomes employed by or provides consultation services to any natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity, or other entity or organization (each, a “Person”) during any period, if any, in which the Company may be obligated, pursuant to Section 6.3 of this Agreement, to pay or provide to Executive compensation or benefits following such termination of employment,
(i)Executive shall immediately notify the Company of any Person for whom Executive works or provides services;
(ii)Executive shall promptly provide to the Company copies of all pay statements (or similar statements) received from any such Person, or, if no such statements are available, a true, correct and complete description of any payments Executive is receiving; and
(iii)in addition to any other rights the Company may have pursuant to the terms

Exhibit 10.1

of this Agreement or otherwise, the Company shall be entitled to offset any compensation or benefits, if any, which the Company may be obligated, pursuant to Section 6.3 of this Agreement, to pay or provide to Executive following such termination of employment by the compensation, consultant's and/or other fees (excluding any such fees received by Executive in connection with his participation on the board of directors of any Person in which Executive is a member of such Person's board of directors as of immediately prior to his termination of employment with the Company) being paid to Executive during the same period; provided, that any such offset shall, in each case, be applied to the next dollars due to Executive from the Company during the applicable period and provided further that such offset is permitted under Code Section 409A and other applicable law.
12.3Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, term sheets and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
12.4Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company's assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.
12.5Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
12.6Reporting and Withholding. The Company shall be entitled to report all income and withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign income tax withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
12.7Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement:
(a)The parties agree that this Agreement shall be interpreted to comply with or, to the extent possible, be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Except to the extent attributable to a breach of this Agreement by the Company, in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,”

Exhibit 10.1

“termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest at the prime rate during the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates and in the normal payment forms specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.
(d)For purposes of Code Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, unless provided otherwise herein.
12.8Arbitration.
(a)Executive and Cedar Fair agree that, except as provided in Section 12.8(h) below, any dispute, claim, or controversy between them, including without limitation disputes, claims, or controversies arising out of or relating to this Agreement or Executive's employment with Cedar Fair or the termination of that employment, shall be settled exclusively by final and binding arbitration. Judgment upon the award of the arbitrators may be entered and enforced in any federal or state court having jurisdiction over the parties. Executive and Cedar Fair expressly acknowledge that this agreement to arbitrate applies without limitation to any disputes, claims or controversies between them, including without limitation claims of unlawful discrimination (including without limitation claims under Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act and all amendments to those statutes, as well as state anti-discrimination statutes), harassment, whistleblowing, retaliation, wrongful discharge, constructive discharge, claims related to the payment of wages or benefits, contract claims, and tort claims under federal, state, or local law, whether created by statute or the common law. By agreeing to submit any and all claims to arbitration (except as set forth in Section 12.8(h) below), Executive and Cedar Fair expressly waive any right that they may have to resolve any disputes, claims, or controversies through any other means, including a jury trial or bench trial.
(b)The arbitration shall be conducted by a panel of three (3) arbitrators in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) except as

Exhibit 10.1

provided in this Agreement. Within twenty (20) days after notice from one party to the other of the notifying party's election to arbitrate, each party shall select one (1) arbitrator. Within twenty (20) days after the selection of the two (2) arbitrators by the parties, said arbitrators shall in turn select a third arbitrator. If the two (2) arbitrators cannot agree upon the selection of a third arbitrator, the parties agree that the third arbitrator shall be appointed by the AAA in accordance with AAA's arbitrator selection procedures, including the provision of a list of potential arbitrators to both parties. Each member of the panel shall be a lawyer admitted to practice law for a minimum of 15 years.
(c)Executive and Cedar Fair waive their right to file any arbitration on a class or collective basis; both Executive and Cedar Fair agree to file any arbitration only on an individual basis and agree not to file any arbitration as a representative of any class or group of others. Therefore, neither Executive nor Cedar Fair will seek to certify a class or collective arbitration or otherwise seek to proceed in arbitration on a representative basis, and the arbitrators shall have no authority to conduct a proceeding as a class or collective action or to award any relief to a class of employees. Nor shall Executive or Cedar Fair participate in any class or collective action involving claims covered by this Agreement, but instead shall arbitrate all claims covered by this Agreement on an individual basis.
(d)The arbitration panel shall have authority to award any remedy or relief that an Ohio or federal court in Ohio could grant in conformity with applicable law on the basis of the claims actually made in the arbitration. The arbitration panel shall not have the authority either to abridge or change substantive rights available under existing law. Notwithstanding the foregoing, given the nature of Executive's position with Cedar Fair, the arbitrator shall not have the authority to order reinstatement, and Executive waives any right to reinstatement to the full extent permitted by law.
(e)The arbitrator may award attorneys' fees and costs to the extent authorized by statute. The arbitration panel shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the panel resolved the issues. The costs of the arbitration panel shall be borne by the parties in accordance with the Employment Arbitration Rules of the AAA.
(f)All arbitration proceedings, including the arbitration panel's decision and award, shall be confidential. Neither party shall disclose any information or evidence adduced by the other in the arbitration proceedings, or the panel's award except (i) to the extent that the parties agree otherwise in writing; (ii) as necessary in any subsequent proceedings between the parties, such as to enforce the arbitration award; or (iii) as otherwise compelled by law.
(g)The terms of this arbitration Agreement are severable. The invalidity or unenforceability of any provisions herein shall not affect the application of any other provisions. This Agreement to arbitrate shall be governed by the Federal Arbitration Act. The claims, disputes, and controversies submitted to arbitration will be governed by Ohio law and applicable federal law. The arbitrators shall have exclusive jurisdiction to decide questions concerning the interpretation and enforceability of this Agreement to arbitrate, including but not limited to questions of whether the parties have agreed to arbitrate a particular claim, whether a binding contract to arbitrate has been entered into, and whether the Agreement to arbitrate is unconscionable or otherwise unenforceable; provided however, that it is agreed that the arbitrators shall have no authority to decide any questions as to whether the waiver of class and collective actions is valid or enforceable and all questions of the validity or enforceability of the waiver shall be decided by a court, not the arbitrators, and the court shall stay any arbitration that purports to proceed as a class or collective action or where the claimant in the arbitration seeks to otherwise act in a representative capacity.
(h)     The parties agree and acknowledge that the promises and agreements set forth in

Exhibit 10.1

Sections 8.1 (Confidentiality) and 8.2 (Non-Competition) of this Agreement shall not be subject to the arbitration provisions set forth in this Section 12.8, but rather such claims may be brought in any federal or state court of competent jurisdiction. This Agreement to arbitrate does not apply to claims arising under federal statutes that prohibit pre-dispute arbitration agreements. This Agreement to arbitrate does not preclude Executive from filing a claim or charge with a governmental administrative agency, such as the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission, or from filing a workers' compensation or unemployment compensation claim in a statutorily-specified forum.
12.9     Code Section 280 G. Anything in this Agreement to the contrary notwithstanding, Executive and Cedar Fair agree that in no event shall the present value of all payments, distributions and benefits provided to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise which constitute a “parachute payment” when aggregated with other payments, distributions, and benefits which constitute “parachute payments,” exceed two hundred ninety-nine percent (299%) of Executive's “base amount.” As used herein, “parachute payment” has the meaning ascribed to it in Section 280G(b)(2) of the Code, without regard to Code Section 280G(b)(2)(A)(ii); and “base amount” has the meaning ascribed to it in Code Section 280G and the regulations thereunder. If the “present value” as defined in Code Sections 280G (d)(4) and 1274(b)(2), of such aggregate “parachute payments” exceeds the 299% limitation set forth herein, such payments, distributions and benefits shall be reduced by Cedar Fair in accordance with the order of priority set forth below so that such reduced amount will result in no portion of the payments, distributions and benefits being subject to excise tax. Such payments, distributions and benefits will be reduced by Cedar Fair in accordance with the following order of priority unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Cedar Fair approval if made on or after the date on which the event that triggers the payments occur): (A) reduction of cash payments; (B) cancellation of accelerated vesting of unit awards; and (C) reduction of employee benefits. If acceleration of vesting of unit award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's unit awards unless the Executive elects in writing a different order for cancellation.
12.10Indemnification; Liability Insurance. To the extent provided in the Company's Code of Regulations and Certificate of Incorporation, the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive's performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. Executive shall be provided with the same level of directors and officers liability insurance coverage provided to other directors and officers of the Company on the same terms and conditions applicable to such other directors and officers.
12.11Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Ohio, without regard to the conflicts of law provisions thereof.
12.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
12.13Compliance with Dodd-Frank. The Company and the Executive acknowledge and agree that it is the intent of both parties that this Agreement comply with all applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.  In accordance with the foregoing sentence, the Company and Executive agree to enter into any amendments to this Agreement from time to time, as may be necessary to comply with all applicable laws, including, without limitation, any incentive compensation policy established from time to time by the Company to comply with Dodd-Frank Wall Street Reform and Consumer Protection Act.

Exhibit 10.1

[Remainder of Page Intentionally Left Blank]

43606888-3

[SIGNATURE PAGE TO RICHARD ZIMMERMAN EMPLOYMENT AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
Cedar Fair, L.P.

By:    _________________________________
Name:
Title:

Cedar Fair Management, Inc.

By:    _________________________________
Name:
Title:

Magnum Management Corp.

By:    _________________________________
Name:
Title:

EXECUTIVE

_________________________________
Richard Zimmerman

Exhibit A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this "Agreement") dated ________ ___, 201_, is made and entered into by and between Cedar Fair, L.P., a publicly traded Delaware limited partnership, Cedar Fair Management, Inc., an Ohio Corporation (“Cedar Fair Management”), Magnum Management Corporation, an Ohio corporation (“Magnum”) and ________________ (the “Employee”).
WHEREAS, Cedar Fair, L.P. is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management and Magnum (collectively, “Cedar Fair” or the “Company”);
WHEREAS, the Company and the Employee previously entered into an Employment Agreement dated October 14, 2011 (the “Employment Agreement”); and
WHEREAS, the Employee's employment with Magnum and the Company has terminated effective _______ __, 20__.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the

Exhibit 10.1

Employment Agreement, the Company and the Employee agree as follows:

1.	General Release and Waiver of Claims.

a.In consideration of Employee's right to receive the severance payments and benefits set forth in Sections [6.1(b), (d), and (e)] References to be used in connection with a termination without Cause or for Good Reason. /[6.1(d)] References to be used in connection with a termination as a result of death or Disability./[Section 6.3(y)] References to be used in connection with a termination as a result of application of Section 6.3. [6.4]of the Employment Agreement, the Employee, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Employee”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Company and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee's execution of this Agreement in any way whatsoever relating to or arising out of Employee's employment with the Company Released Parties or the termination thereof. Such claims include, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Employee's employment with or separation from the Company Released Parties (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and cost.

b.To the fullest extent permitted by law, and subject to the provisions of Section 1.d and 1.e below, Employee represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against any of the Company Released Parties or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company Released Parties or any releasee on his behalf.

c.In waiving and releasing any and all waivable claims whether or not now known, Employee understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects - despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

d.Nothing in this Section 1, or elsewhere in this Agreement, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing, among other things, any and all claims for

Exhibit 10.1

monetary damages and any other form of personal relief (per Section 1.a above), Employee may only seek and receive non-monetary forms of relief through any such claim.

e.Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Employee (i) of any claims for payments to which  the Employee is entitled under the express language of section 6 of the Employment Agreement, (ii) of any claims for vested benefits (e.g., medical or 401(k) benefits) and (iii) of any right that the Employee had immediately prior to his termination of employment to be indemnified by any Company Released Party or to coverage under any directors and officers insurance policy and any run-off policy thereto.

2.
No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied.

3.	Acknowledgement of Waiver and Release of Claims Under ADEA.

a.The Employee acknowledges that, pursuant to Section 1 hereof, he is agreeing to waive and release any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that he is doing so knowingly and voluntarily. The Employee also acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that he has been advised by the Company, as required by the ADEA, that:

i.the ADEA waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date he signs this Agreement;

ii.he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so);

iii.he has twenty-one (21) days within which to consider this Agreement (although he may choose voluntarily to sign it earlier);

iv.he has seven (7) days following the date he signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to [PERSON/ADDRESS]; and

v.this Agreement shall not become effective or enforceable until the first day following the end of the seven-day revocation period; provided that the Employee has signed, returned and not revoked this Agreement in accordance with the terms hereof.

b.Nothing in this Agreement shall prevent the Employee from challenging or seeking a determination in good faith of the validity of the ADEA waiver and release contained in this Agreement, nor does it prevent the Employee from filing a charge with the EEOC to enforce the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4.	Miscellaneous.

a.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to its conflict of laws principles.

b.Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of Ohio, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Employee irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive (i) any objection to the laying of venue of any such action brought in such court and (ii) any claim that any

Exhibit 10.1

such action brought in any such court has been brought in an inconvenient forum.

c.Prior Agreements.  Unless stated otherwise expressly herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

d.Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

e.Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

[Signature page to follow]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Cedar Fair, L.P.

By:    _________________________________
Name:
Title:

Cedar Fair Management, Inc.

By:    _________________________________
Name:
Title:

Magnum Management Corp.

By:    _________________________________
Name:
Title:

EMPLOYEE

_________________________
Richard Zimmerman

Signature Page to Richard Zimmerman Release Agreement